CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 9, 2024, relating to the financial statements of M83 Income Fund, LLC, as of September 30, 2024, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

Cohen & Company, Ltd.

Greenwood Village, Colorado

December 16, 2024